Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139609-03
$500,000,000
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2007-3
Issuing Entity
SANTANDER DRIVE AUTO RECEIVABLES LLC
Depositor
SANTANDER CONSUMER USA INC.
Sponsor and Servicer

Supplement, dated October 18, 2007
to
Prospectus Supplement, dated October 11, 2007
to
Prospectus, dated October 9, 2007

This Supplement revises, and should be read in conjunction with the Prospectus Supplement, dated October 11, 2007 and the Prospectus, dated October 9, 2007.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.
The depositor (the “registrant”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Bookrunner
Wachovia Securities
Co-Managers
Barclays Capital
Citi
Guzman & Company
Santander Investment

The Prospectus Supplement referenced above is hereby revised as follows:
The Note Policy and the Insurer:
•	The section “The Note Policy and the Insurer” is modified by the addition at the end thereof of the following subsection:
Recent Developments
     On October 18, 2007, the insurer’s parent company, FGIC Corporation, announced that it expects third quarter 2007 financial results to be negatively impacted by a mark-to-market (or fair value) adjustment on the insurer’s insured credit derivative portfolio. The announcement stated that the adjustment, which relates principally to transactions that the insurer has guaranteed in credit default swap form, is expected to produce an unrealized loss of approximately $206 million before taxes for the quarter and to result in a net loss of approximately $65 million for the quarter.
     The announcement stated that the unrealized loss has no impact on the insurer’s claims-paying resources, for rating agency or regulatory purposes. The announcement also stated management’s belief that the adjustment does not reflect the credit quality of the insurer’s insured credit derivative portfolio and that there is a low potential for the insurer to pay claims that would have a material impact on its claims-paying resources. In addition, the announcement stated that continuing volatility in the credit markets may lead to positive or negative fair value adjustments in the future.